Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

GAN Limited

Irvine, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-238017 and No. 333–253102) of GAN Limited of our report dated March 31, 2021, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K.

/s/ BDO LLP

BDO LLP
London, United Kingdom

March 31, 2021